Exhibit 99.1

For more information:
Mike Campbell, 816-842-8181
mcampbell@inergyservices.com

Inergy Declares Eleventh Consecutive Increase in Quarterly Distribution

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Earnings to be Released August 10, 2004

Kansas City, MO (July 26, 2004) – The Board of Directors of Inergy GP, LLC, managing general partner of Inergy, L.P. (Nasdaq: NRGY), today announced an increase in the company’s quarterly cash distribution to $0.415 per limited partner unit ($1.66 annually) for the quarter ended June 30, 2004. This represents a 2.5% increase over the prior quarter and an increase of 11% over the distribution for the same quarter of the prior year. The distribution will be paid on August 13, 2004 to unitholders of record as of August 6, 2004. The Inergy, LP common unit ex-dividend date will be August 4, 2004.

In addition to announcing the quarterly distribution increase, Inergy also announced that 1,656,684 senior subordinated units will convert on a one-for-one basis to common units on August 13, 2004. The conversion of senior subordinated units does not impact the amount of cash distributions paid or the total number of limited partnership units outstanding.

“As we celebrate the third anniversary of our IPO, we are proud to have increased our cash distribution in every full quarter since becoming a public company,” said John Sherman, Inergy’s President and CEO. “The employees have done an outstanding job delivering consistent results, and we look forward to continued growth in cash earnings and distributions on behalf of our unitholders.”

Inergy plans to release earnings on August 10, 2004 and host a live conference call and internet web-cast to discuss results of operations for the third fiscal quarter and its business outlook on August 10, 2004 at 3:30 p.m. Central Time. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy LP. The live internet web-cast and the replay can be accessed on Inergy’s website, www.InergyPropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 8962366.

Inergy, L.P. with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 275,000 retail customers from 152 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation of our continued growth on behalf of our unitholders. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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